Exhibit 10.01
EMPLOYMENT AGREEMENT AMENDMENT

     THIS EMPLOYMENT AGREEMENT AMENDMENT (the "Amendment") is made as of this 1st day of May, 2009 between MedClean Technologies, Inc. (formerly Aduromed Corporation, the “Company“) and Scott Grisanti (the "Executive" or "Employee"), an individual residing at 1554 Anderson Ave Unit E, Fort Lee, NJ 07024-2716.

WITNESSETH THAT:

     WHEREAS, the Employee and the Company have entered into that certain Employment Agreement, dated September 2, 2008 (the “Agreement”); and

     WHEREAS, the Company and the Employee now wish to make certain modifications to such Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.   Section 4.

     Section 4   of the Agreement is hereby amended to read, in its entirety, as follows:

“(a) Base Salary. For the period from May 1, 2009 through December 31, 2009 the Employee shall be paid a base salary of $50,000, payable in the months of September, October, November and December 2009 in accordance with normal Company payroll practices. For all other purposes of this Agreement “Base Salary” shall be deemed to mean an annual salary of $300,000.

     (b) Performance Bonus. The Employee shall be entitled to annual cash bonus ( the "Bonus") based upon the Company’s attainment of reasonable financial objectives to be determined annually by the Board. The maximum annual Bonus shall not exceed sixty percent (60%) of the applicable year's ending Base Salary and shall be payable only in the event the Board determines, in its sole and exclusive discretion, that the particular year's financial and set objectives have been met. The timing for payment of any such Bonus shall be in accordance with the Company’s bonus plan, if any shall have been established by the Board, but in any event not later than seventy-five (75) days following the close of the particular fiscal year.

     (c) Withholding. All compensation payable to the Employee hereunder shall be subject to withholding, as required by law.”

2.   Section 5.

     Section 5 of the Agreement is hereby amended to read, in its entirety, as follows:

“Benefits.

     (a) Generally. For the period from May 1, 2009 through December 31, 2009, the Executive shall be eligible to participate, in the months of September, October, November and December 2009, in any employee benefit or welfare plan, including any life, accident, medical, and disability insurance, retirement or pension plan or program maintained or which shall be maintained from time to time during the Term by the Company for its employees or executive employees and their immediate families, on the same basis and subject to the same requirements and limitations as are or shall be applicable to other employees or executive employees of the Company.

(b) Perquisites. For the period from May 1, 2009 through December 31, 2009, the Executive shall be provided with (i) a car allowance of $800 per month in the months of September, October, November and December 2009 (ii) a cellular phone and the Company shall pay all monthly fees and charges, (iii) computer equipment, dedicated phone/fax line and fax/copying and scanning equipment at Employee's residence and the Company shall pay or reimburse him for all installation and carrying charges associated therewith, and (iv) such other perquisites as are normal and customary for executives similarly situated which contribute to the Executive’s performance of his responsibilities and (v) other perquisites that from time to time may be established by the Company and its Board of Directors.

3.   Section 11.

     The following sentence is hereby added to the end of Section 11(b):

“In the event that the Company files a petition in bankruptcy, becomes insolvent or otherwise publicly admits its inability to pay its debts as they become due, the Company shall be deemed to have terminated the Employee’s employment  without cause.”

4. Options. The Company hereby agrees to issue to Employee as of the date hereof a five year option for the purchase of 110,000,000 shares of the Company’s Common Stock at an exercise price of $0.004 per share, which option shall be immediately vested.

5. Option Repricing. The Company will cause all options and warrants previously issued to Employee in connection with Employee’s employment with the Company to be repriced effective May 1, 2009 with a new exercise price of $0.004 per share.

6. Agreement to Remain in Effect.

Except as amended and modified herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement Amendment as of the day and year set forth above.

MEDCLEAN TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Jay Bendis
Name: Jay Bendis
Title: Chairman of the Compensation Committee

EMPLOYEE

/s/ Scott Grisanti
Name: Scott Grisanti